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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-124091 of our report relating to the consolidated financial statements of iPCS, Inc. and Subsidiaries dated December 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code"), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Historical Financial Information," "Selected Historical Financial Information" and "Experts" in such Prospectus.

/s/  DELOITTE & TOUCHE LLP

Davenport, Iowa
August 9, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM